Exhibit 4.1

UWHARRIE CAPITAL CORP

2015 STOCK GRANT PLAN

1. Purpose. From time to time Uwharrie Capital Corp (the “Company”) or its subsidiaries may, at their own discretion, choose to make grants or awards of Uwharrie Capital Corp common stock (the “Common Stock”) to employees, directors or independent contractors of the Company or its subsidiaries as an alternate form of compensation or as a performance bonus. These grants or other awards of Common Stock are referred to herein as “Stock Grants.” Employees, directors or independent contractors of the Company or its subsidiaries who receive Stock Grants are referred to herein as “Participants.”

The purpose of this Stock Grant Plan (the “Plan”) is to advance the interests of the Company and its shareholders by enabling Participants to acquire a proprietary interest in the Company by ownership of the Common Stock and to keep personnel of experience and ability in the employ of the Company or its subsidiaries and to compensate them for their contributions to the Company or its subsidiaries and thereby induce them to continue to make such contributions in the future.

2. Administration of Plan. The decision as to whom to award Stock Grants, as well as the amount and frequency of such Stock Grants, will be at the discretion of the Company’s chief executive officer and will be subject to the approval of the board of directors of the Company. In the event the Participant is an employee, director or independent contractor of a subsidiary of the Company, then a Stock Grants to such a Participant must also be approved by the board of directors of the subsidiary.

The Company’s board of directors shall have full and final authority to construe and interpret the Plan and to make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons.

3. Purchases and Vesting of Common Stock. Shares of Common Stock to be used for Stock Grants under this Plan will be outstanding shares purchased by a revocable trust formed by the Company (the “Trust”). Purchases shall be effected by the Trust in accordance with applicable federal and state banking and securities laws, regulations, and guidance, and in accordance with the Company’s insider trading policies. Subject to such laws and policies, purchases may be effected in any manner the Trust deems to be reasonable and appropriate.

The Trust will retain legal ownership of all shares purchased for the benefit of Participants until such time as the transfer of shares to the Participant is completed; however, the Participant will be 100% vested in the shares purchased on their behalf as soon as the Trust’s purchase of shares on their behalf has been completed. Every attempt to transfer the purchased shares to the Participant in a timely fashion immediately following the share purchase(s) will be made.

Subject to applicable federal and state banking and securities laws, regulations, and guidance, and subject to the Company’s insider trading policies, the Trust has discretionary authority to determine when the dollars designated for an individual Stock Grant are expended for the purchase of shares of Common Stock. The denominated amount of an individual Stock Grant may be expended in whole or in part at any time during the year in which the Stock Grant is granted, subject to regulatory restrictions and provided that the full denominated amount is expended in the year of eligibility. The number of shares of stock purchased in any year of eligibility is a factor of the denominated amount of the Stock Grant and the price of each share at the time of purchase.

4. Granting of Stock Grants. Stock Grants will be considered as annual compensation to the Participant. The Participant will receive the Stock Grant in the form of shares of Common Stock in a single or proportional award, as soon as administratively feasible following each purchase of shares for such Participant, but no later than the last business day of December in the year of grant. The Participant will be required to designate the form (physical share or book entry electronic) in which he or she wishes to receive the Stock Grant. Additionally the Participant will be required to identify the account into which he or she wishes the shares to be transferred.

The award of Stock Grants shall be in specifically denominated whole U.S. Dollar amounts. Such amount will be expended to purchase whole shares of Common Stock to be given, as compensation, to the Participant. To the extent possible, the full denominated amount of the award will be expended in the year of grant; however, only whole shares will be purchased and awarded to the Participant and the purchase of shares for any Participant in a year of grant cannot exceed the total denominated amount of the award.

5. SEC Registration and Restrictions. Unless an effective registration statement regarding the shares of Common Stock covered by the Plan is on file with the Securities and Exchange Commission, each Participant shall, by accepting a Stock Grant, represent and agree, for himself and his transferees, that the shares of Common Stock covered by the Stock Grant were acquired for investment and not for resale or distribution. The person entitled to receive such Stock Grant shall, upon request of the Company, furnish evidence satisfactory to the Company (including a written and signed representation) to the effect that the shares of Common Stock are being acquired in good faith for investment and not for resale or distribution. Furthermore, the Company may, if it deems appropriate, affix a legend to certificates representing such shares of Common Stock indicating that such shares have not been registered with the Securities and Exchange Commission and may so notify the Company’s transfer agent. Such shares may be disposed of by a Participant in the following manner only: (l) pursuant to an effective registration statement covering such resale or reoffer, (2) pursuant to an applicable exemption from registration as indicated in a written opinion of counsel acceptable to the Company, or (3) in a transaction that meets all the requirements of Rule l44 of the Securities and Exchange Commission. If shares of Common Stock covered by the Plan have been registered with the Securities and Exchange Commission, no such restrictions on resale shall apply, except in the case of Participants who are directors, officers, or principal shareholders of the Company. Such persons may dispose of shares only by one of the three aforesaid methods.

6. Tax Considerations. For tax purposes the shares that are transferred to the Participant will result in taxable income for the Participant. The amount of taxable income is based on the price of the shares when they are purchased for the Participant. These amounts will be subject to required income tax and employment tax withholdings. The value of the Stock Grant will be reflected on W-2 statements or Form 1099s in compliance with IRS regulations.

All Participants are urged to consult with their own tax advisors as to the federal, state, local, and foreign tax consequences to them of participation in the Plan.

7. Adjustments. In the event that the Company’s board of directors determines, in its sole discretion, that any stock dividend, stock split, reverse stock split, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be granted or made available under the Plan to the Participants, the Company’s board of directors shall have the right to proportionately and appropriately adjust Stock Grants granted hereunder. Any such adjustments will be made by the Company’s board of directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding, and conclusive.

8. Limitations. Neither the action of the Company in establishing the Plan, nor any action taken by it nor by the Company’s board of directors under the Plan, nor any provision of the Plan, shall be construed as giving to any person the right to be retained in the employ of the Company.

9. Amendment, Suspension or Termination of the Plan. The Company’s board of directors may alter, suspend, or terminate the Plan at any time. No Stock Grants may be granted during any suspension or after the termination of the Plan. No amendment, suspension, or termination of the Plan shall, without a Participant’s consent, alter or impair any of the rights or obligations under any Stock Grant theretofore granted to such Participant under the Plan unless such alteration is required in order to comply with applicable law.

10. Governing Law. The Plan shall be governed by the laws of the State of North Carolina.

11. Expenses of Administration. All costs and expenses incurred in the operation and administration of this Plan shall be borne by the Company.

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